Exhibit 1.02

Conflict Minerals Report of

GAMING PARTNERS INTERNATIONAL CORPORATION (“GPIC”)

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule), the instructions to Form SD, and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014 (the “SEC Statement”). For the purpose of the required Reasonable Country of Origin Inquiry (RCOI), GPIC continued to receive supply chain responses through May 2014. The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products.

Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (CMR), to the SEC that includes a description of those due diligence measures.

1.	COMPANY OVERVIEW

This report has been prepared by GAMING PARTNERS INTERNATIONAL CORPORATION (herein referred to as “GPIC” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries that are required to be consolidated.

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GPIC is a manufacturer and distributor of gaming products which are supplied to the casino industry.

2.	PRODUCTS OVERVIEW

Our products principally consist of gaming products (i.e. Casino currency, Cards, Layouts, Dice, Accessories, and RFID technology) which are supplied to the casino industry.

3.	SUPPLY CHAIN OVERVIEW

In order to manage the scope of this task, GPIC relies upon our suppliers to provide information on the origin of the materials supplied to us, including the materials that are supplied to them from sub-tier suppliers.

We integrated responsible sourcing of minerals requirement with our Conflict Minerals Policy. Our suppliers are expected to provide the sourcing information to us per our Conflict Minerals Policy. (www.gpigaming.com)

The content of our website as referred to in this Report is included for general information only and is not incorporated by reference into this Report.

4.	REASONABLE COUNTRY OF ORIGIN INQUITY (RCOI)

We conducted an analysis of our products and we believe our potential “conflict mineral” is limited to tungsten. Therefore, certain of the products that we manufacture, in particular our casino currency products, are subject to the reporting obligations of Rule 13p-1.

Despite having conducted a good faith reasonable country of origin inquiry, we were unable to determine the origin of all of the tungsten used in our casino currency products.

However, as a company that purchases raw materials for the production of gaming products, GPIC is several levels removed from the actual mining process of conflict minerals. GPIC does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Covered Countries.

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5.	DUE DILIGENCE PROGRAM

In conducting our due diligence to obtain information from our supply chain on the source of tungsten in our casino currency products, we consulted the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (including the Supplements on Tin, Tantalum and Tungsten, and the Gold Supplement) (Second Edition OECD 2013) (“OECD Framework”), an internationally recognized due diligence framework. We also adopted, where appropriate, due diligence measures recommended by the initiative and the EICC/GeSI reporting template.

In particular, GPIC’s due diligence steps included:

-	Established a Conflict Mineral Policy
-	Conducted a Risk Assessment of the procurement function and related supply chain
-	Conducted a complete review “Conflict Mineral Review” of all materials purchased for the calendar year
-	Contacted each vendor that supplies materials potentially containing conflict minerals to identify the smelters and refiners. We were unable to identify the individual smelters.
o	Requested vendors to certify that materials sold to GPIC either:
▪	do not originate from the DRC or an adjoining country, or
▪	are sourced from smelters or refiners validated as compliant to Conflict-Free Sourcing (CFS) protocol using the CFSI Compliant Smelter and Refiner Lists
-	Established and implemented a company policy to periodically evaluate vendors for Conflict Minerals with a rating of medium and high risk

During the next compliance period, GPIC intends to implement additional steps to improve the information gathered from its supply chain through the due diligence process, including, among others:

-	Implementation of the EICC/GeSI “Supplier Questionnaire on Conflict Minerals” to obtain more complete information from our vendors, including follow-up with vendors and their supply chain as necessary;
-	Requesting vendor participation in a program such as the CFS program to obtain a “conflict free” designation; and
-	Evaluating non-compliant or non-responsive vendors for continued suitability as a supplier to the GPI.

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Due to GPIC’s position in the supply chain, the process of successfully tracing all of the necessary tungsten used in our casino currency products back to the smelter and country of origin will require additional time and resources. Our ability to make determinations about the presence and source of origin of tungsten, or other conflicts minerals that may enter our products from time to time, depends upon a number of factors including, but not limited to, (i) the respective due diligence efforts of our tier-one suppliers and their supply chains, as well as their willingness to disclose such information to us, and (ii) the ability and willingness of our supply chain to adopt the OECD Guidance and other initiatives or guidance that may develop over time with respect to responsible sourcing, including their willingness to comply with our Conflict Minerals Policy. The failure to obtain reliable information from any level of our supply chain could have a material impact on our ability to provide meaningful information on the presence and origin of necessary tungsten in our supply chain with any reasonable degree of certainty. There can be no assurance that our suppliers will cooperate with our diligence inquiries and our requests for certifications or will provide us with the documentation or other evidence that we consider reliable or in a time frame sufficient to allow us to make a reasonable and reliable assessment following appropriate further diligence measures that we undertake.

6.	PRODUCTS

GPIC has concluded that its casino currency products contain tungsten.

This Report has not been subject to an independent private sector audit in accordance with the SEC Statement and as otherwise allowed under Rule 13p-1.

A copy of this Report is available on our website at www.gpigaming.com. The content of our website as referred to in this Report is included for general information only and is not incorporated by reference into this Report.

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